Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
AMBIPAR EMERGENCY RESPONSE
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.0001 per ordinary share	Other	953,403	US$ 3.47	US$3,308,308.41	$147.60 per $1,000,000	US$488.31
Total Offering Amounts				—	US$3,308,308.41	—	US$488.31
Total Fee Offsets				—	—	—
Net Fee Due				—	—	—	US$488.31
(1)Covers Class A Ordinary Shares, par value US$0.0001 per share (“Class A Ordinary Shares”), of Ambipar Emergency Response (the “Registrant”) issuable pursuant to the Ambipar Emergency Response 2023 Omnibus Incentive Plan (as amended and restated, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Class A ordinary shares that may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)Estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act. The amount of the registration fee is based on a price of US$3,47 per Class A ordinary share, which is the average of the high and low prices of the Class A ordinary shares as reported on the New York Stock Exchange on July 24, 2024.
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